Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Place of Incorporation

SAVSU Technologies, Inc.	Delaware
Arctic Solutions, Inc. dba Custom Biogenic Systems	Delaware
SciSafe Holdings, Inc.	Delaware